Exhibit 107

CALCULATION OF FILING FEE
FORM S-8
(Form Type)
Greenhill & Co., Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1) (3)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.01 per share	Rule 457(c) and Rule 457(h)	8,158,887	$8.44	$68,861,006.28	.0000927	$6,383.42
Total Offering Amounts					$68,861,006.28		$6,383.42
Total Fee Offsets							—
Net Fee Due							$6,383.42

(1)    In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional shares of the registrant’s Common Stock that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)    Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices of the securities being registered hereby on the New York Stock Exchange on July 28, 2022.
(3)    Represents (i) 4,500,000 additional shares of the registrant’s Common Stock that may be issued under the Greenhill & Co., Inc. Amended 2019 Equity Incentive Plan (the “Amended 2019 Plan”) as approved by the Company’s stockholders on April 27, 2022, (ii) 2,178,468 shares of the registrant’s Common Stock that were not issued under the Greenhill & Co., Inc. 2019 Equity Incentive Plan (the “2019 Plan”) and (iii) 1,480,419 shares of Common Stock representing the registrant’s estimate of future shares that are forfeited, cancelled, terminated, fail to vest or are otherwise not paid or delivered under the 2019 Plan that will become available for future issuance under the Amended 2019 Plan.